                                   EXHIBIT 5
                                   ---------

             Opinion of Alston & Bird LLP regarding the legality of
                        the securities being registered

                               Alston & Bird LLP


                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                               Fax: 404-881-4777
                                 www.alston.com



                                January 23, 1998

National Data Corporation
National Data Plaza
Atlanta, Georgia 30329-2010


        Re:  Synergistic Systems, Inc. 1996 Stock Option Plan
             Physician Support Systems, Inc. 1996 Stock Option Plan

Ladies and Gentlemen:

          This opinion is given in connection with the filing by National Data Corporation ("NDC") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") with respect to up to 311,537 shares (the "Shares") of the $.125 par value common stock of NDC (the "Common Stock") to be issued to employees and directors of Physician Support Systems, Inc. ("PSS"), a subsidiary of NDC, pursuant to the Synergistic Systems, Inc. 1996 Stock Option Plan and the Physician Support Systems, Inc. 1996 Stock Option Plan (together the "Plans").

          We have examined such corporate records and documents as we deemed relevant and necessary to enable us to give the opinion set forth herein, including (i) the Certificate of Incorporation and Bylaws of each of NDC and PSS, as amended, (ii) the Agreement and Plan of Merger dated as of October 14, 1997 (the "Merger Agreement") with PSS whereby a wholly-owned subsidiary of NDC merged with and into PSS and NDC agreed to assume PSS's obligations under the Plans, and (iii) resolutions of the Board of Directors of NDC authorizing and approving the consummation of the Merger Agreement. For purposes of this opinion, we assume that (i) all options have been or will be granted in accordance with the Plans and (ii) the option price per share under options granted pursuant to the Plans will, in all cases, exceed the par value of a share of Common Stock.

          Based upon the foregoing, we are of the opinion that the Shares to be issued upon the exercise of options granted under the Plans, upon receipt in full by NDC of the purchase price prescribed for each Share subject to each such option, will be duly authorized, legally issued, and fully paid and


          1211 East Morehead Street             3605 Glenwood Avenue       601 Pennsylvania Avenue, N.W.
             P. O. Drawer 34009                  P. O. Drawer 31107          North Building, Suite 250
          Charlotte, NC 28234-4009             Raleigh, NC 27622-1107        Washington, DC 20004-2601
                704-331-6000                        919-420-2200                     202-508-3300
              Fax: 704-334-2014                  Fax: 919-881-3175                Fax: 202-508-3333

National Data Corporation
January 23, 1998



nonassessable under the Delaware General Corporation Law as in effect on this date.
        Members of this firm are licensed to practice law in the State of Georgia and before the federal courts having jurisdiction in the State of Georgia, and we express no opinion with regard to any law other than the laws of the State of Georgia and the General Corporation Law of the State of Delaware.

        We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Opinion" in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

        This opinion letter is being furnished by us to the Company and the Commission solely for the benefit of the Company and the Commission in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by any other person, or by the Company or the Commission for any other purpose, without our express written consent. The only opinion rendered by us consists of those matters set forth in the third paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated. This opinion letter is rendered as of the date hereof, and we have no obligation to update this opinion letter.

                                            Sincerely,


                                            ALSTON & BIRD LLP



                                            By: /s/ Joel J. Hughey
                                               -------------------
                                                    A Partner